EMPLOYMENT AGREEMENT

THIS AGREEMENT, made and entered into this 22nd day of February 2006 by and between SIMCLAR, INC., a Florida corporation with its offices at 2230 West 77th Street, Hialeah, Florida 33016 (the “Company”) and BARRY PARDON, residing at 580 N.W. 66th Avenue, Plantation, Florida 33317 (the “Executive”).

WITNESSETH:

WHEREAS, the Company is engaged in the manufacture and assembly of electro-mechanical and electronic components; and

WHEREAS, the Executive has been and continues to be employed by the Company; and

WHEREAS, the parties wish to enter into this agreement whereby Company shall continue the employment of Executive as President under the terms and conditions herein contained.

NOW, THEREFORE, for good and valuable consideration receipt of which is hereby acknowledged and in consideration of the covenants and promises contained herein, the parties mutually agree as follows:

1.
Employment. The Company hereby employs the Executive as its President, his duties to be such as are customarily performed by persons employed in such capacity. The Executive agrees to perform his duties in a competent and expeditious manner and to devote his whole time, attention and best efforts in acting as President and in promoting the best interests of the company. The Executive shall not knowingly do and shall exercise his best endeavours to prevent being done, any act or thing which may in any way be prejudicial to the Company. The Executive shall perform his duties under the direction of the Chairman of the Board and Chief Executive Officer of the company and in conformity with all reasonable standards and policies established by the Company, and shall not engage in any other business, directly or indirectly, and shall not sell nor cause to be sold any other products, merchandise or services of any other business. The Executive shall perform such services for the Company and any of its subsidiaries and affiliates within such hours of work as may from time to time reasonably be required of him and the Executive shall accept such offices, positions, directorships and /or other responsibilities as the Company may determine, all without being entitled to receive any additional remuneration for work outside his normal hours and for such other postions.

2.
Term of Employment. The term of employment under the provisions of this Agreement shall be for a period of two (2) years effective January 2, 2006 and ending December 31, 2007 unless terminated sooner pursuant to the express provisions hereof (the “Term”). Within 120 days of the expiration of this Agreement, the Company will notify the Executive as to whether it intends to negotiate a renewal of his employment and this Agreement.

3.	Remuneration.

(a)
During the Term, the Company will compensate the Executive for his services with a base salary of One Hundred and Thirty Thousand ($130,000) Dollars per annum, subject to deductions for withholding and Social Security and shall be paid in accordance with the Company’s normal payroll procedures. The compensation shall be deemed to include any fee or remuneration to which the Executive may otherwise be entitled in respect of his holding any office, directorship or other position with the Company, or any of its subsidiaries or affiliates. The Executive shall be entitled to life and health coverage and pension benefits available and in effect for other executive employees of the Company.

(b)
In addition to the base salary as provided in paragraph 3(a), the Company shall pay the Executive an annual bonus. The amount of such annual bonus will be determined entirely at the discretion of the Chairman and Chief Executive Officer of the Company and will take account of the financial performance of the Company in its most recent financial year and the performance of the Executive in his role as President of the Company in the same period. Such bonus, if any, shall be paid in cash no later than March 31st of each year.

4.	Expenses.

(a)	The Company shall furnish to the Executive a company automobile and the Company shall pay all automobile and travel expense incurred by the Executive relating to the Company’s business.

(b)
The Company shall reimburse the Executive for reasonable expenses incurred by him in or about the performance of his duties in furtherance of the Company’s business, provided the Executive shall submit to the Company an expense report including vouchers for the same in accordance with the Company’s expense reimbursement policy.

5.	Termination. The Term shall terminate prior to December 31, 2007 upon the happening of any of the following events:

(a)	Automatically and without notice from the Company upon the death of the Executive.

(b)	Upon written notice from the Company to the Executive in the event that the Executive becomes physically or mentally disabled, either totally or partially.

(c)
Upon written notice by the Company on grounds of conviction of a crime, failure to carry out the policies of the Company, persistent absenteeism, felonious act or other dishonest practice, non-performance of his responsibilities and obligations to the Company, breach of the provisions of this Agreement, gross misconduct or neglect whether by commission or omission, conduct prejudicing or tending to bring himself or the Company or its subsidiaries or affiliates into contempt or disrepute, or any similar cause.

Upon termination of employment hereunder, the Company shall not be required to pay the Executive any severance pay, or any other sum except his salary, to the date of such termination; provided, however, that upon termination of the Executive only (i) through death of the Executive during the Term, or (ii) by the Company without cause which shall be deemed a reason other than by termination as per subparagraphs (b) and (c) of this section 5, then the Company shall pay the Executive one year salary, as his salary is at such date of termination, as severance pay.

6.	Non-Competition.

(a)	The Executive shall not at any time within a period of one year from the date of termination of his employment hereunder for any reason whatsoever unless with the prior written consent of the Company.

(i) directly or indirectly, whether as principal, servant, agent or consultant, canvass, solicit or entice or endeavour to entice away from the Company (which term for purposes of this Section 6 means and includes any and all employee of the Company, or

(ii) directly or indirectly, whether as principal, servant or agent or in any other capacity whatsoever carry on or be engaged or interested in any business within the United States and Mexico carrying on trade (“the trade”) as manufacturer, assembler, designer, installer, developer, producer, dealer in , agent for or distributor of electronic products and assembles, such as but not limited to conventional and moulded cables and wire harnesses and printed circuit-boards, electro-mechanical assembles and products, plastic insert and injection moulded products, and other related services or products (collectively “Products”) of the Company in competition with the customer as that term is used and defined herein, provided, the Executive shall be entitled to invest and/or own up to 5% of the equity of any such business; or

(iii) directly or indirectly, whether as principal, servant or agent, solicit or seek to obtain for himself or for any person, firm or corporation by whom he is employed or with whom he is associated, the business of or act as a principal, servant or agent for, or directly or indirectly accept any benefit, whether in money or otherwise from any business in connection with the trade conducted for any person, firm or corporation, which either at the date of termination of his employment or at any time during the 36 months immediately preceding such termination, is or was a customer of the Company, provided that such restriction applies only with respect to Products produced and marketed within such 36 month period by the Company for that customer, and provided further:

(A)
for the purpose of this clause the expression “customer” shall be deemed to include a prospective customer whose business was the subject of negotiation with the Company or any of its subsidiaries or affiliates at any time within a period of 12 months prior to the termination of the Executive, and

(B)
in the event the Executive, directly or indirectly, receives any benefit, whether in money or otherwise as aforesaid, at or in respect of any time during such non-compete period of one year he shall, without prejudice to any other rights or remedies available to the Company, be bound forthwith to account for and make payment to the Company in respect of such benefit, and

(C)
for the purposes of this clause the Executive acknowledges and agrees that where multinational companies are customers of the Company the restrictions herein contained shall have effect in relation to such multinational companies in whatever country they are located.

(b)	Each of the foregoing obligations shall be deemed to be separate and severable obligations and each said obligations shall be construed accordingly.

(c)
While the foregoing restrictions are considered by the parties to be reasonable in all the circumstances it is agreed that if any of such restrictions shall be held to be void or ineffective for whatever reason but would be held to be valid and effective if part of the wording thereof were deleted or the periods thereof reduced or the area thereof reduced in scope, the said restrictions shall apply with such modifications as may be necessary to make them valid and effective.

7.
Restriction of Effect of Termination. The termination of this Agreement howsoever arising shall not operate to affect such of the provisions hereof as in accordance with their terms are expressed to operate or have effect thereafter.

8.	Confidentiality.

(a)
The Executive shall not during the period of his employment hereunder, except in the proper course of his duties, and shall not at any time and in any circumstances after the termination thereof, divulge to any person whomsoever and shall use his best efforts to prevent the publication or disclosure of any secrets, trade secrets, confidential knowledge or information or any information concerning the business finances or affairs of the Company or of any of its subsidiaries and affiliates or of any of their respective customers or clients (including without prejudice to the foregoing generality the names and location of customers, names or persons to contact within customer organization, specifications of customer needs, specifications of products meeting customer needs, cost and pricing policies, sources of supply of stocks and products and other proprietary information) or any of their dealings or transactions which may come or may come to his knowledge during or in the course of his employment, except what is already in the public domain.

(b)
The Executive shall immediately upon termination of his employment hereunder for whatsoever reason deliver up to the company all price lists, lists of customers, correspondence and other documents, papers and property belonging to the Company or any of its subsidiaries or affiliates which may be have prepared by him or may have come into this possession in the course of his employment hereunder and shall not retain any copes thereof.

9.
Indemnity. The Company shall indemnify and hold harmless the Executive from and against any and all claims, judgments, fines, penalties, liabilities, losses, costs and expenses (including reasonable attorneys’ fees and costs) asserted against or incurred by the Executive as a result of acts for omissions of the Executive taken or made in the course of performing his duties for the Company or by reason of the Executive acting or having acted as an officer for the Company or by reason of the Executive acting or having acted as an officer of the Company, to the maximum extent permitted by law, including Section 607.0850 of the Florida Business Corporation Act (including the advancement of expense provisions thereof); provided, however that such indemnity shall not apply to acts or omissions of the Executive which constitute willful misconduct, gross negligence or which were intended by the Executive to personally benefit the Executive, directly or indirectly, at the expense of the Company, unless the matter which benefits the Executive was first fully disclosed to the Board of Directors of the Company and approved by said board.

10.	Binding on Successors. The rights and obligations of the parties shall inure to the benefit and shall be binding upon their successors and assigns.

11.
Waiver of Breach. The waiver by the Company or the Executive of a breach by either party of any provision hereof shall not operate or be construed to operate as a waiver by either party of any subsequent breach of any other provision hereof.

12.
Survival of Provisions. The provisions of Section 6 and 8 shall survive termination of employment of this Agreement. If any provision of this Agreement is declared invalid by any court of other competent authority the remaining provision of this Agreement shall not be affected thereby.

13.
Entire Agreement. This instrument contains the entire agreement of the parties and may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

14.	Governing Law. This Agreement shall be governed by the Laws of the State of Florida.

15.
Assignability. This Agreement and its rights and obligations may not be assigned by the Executive. The Company may assign any of its rights and obligations hereunder to a successor or surviving corporation resulting from a merger, consolidation, sale of assets or stock, or other corporate reorganization.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its corporate name by an appropriate officer and its corporate seal to be hereto affixed, and the Executive has affixed his signature, all on the date and year first above written.

ATTEST:           SIMCLAR, INC.

/s/ Marshall Griffin	/s/ Samuel J. Russell
Marshall Griffin, Secretary	Samuel J. Russell
Chairman of the Board and Chief
Executive Officer

WITNESS:

/s/ Roxana L. Alvarez	/s/ Barry J. Pardon
Barry J. Pardon